Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CCR LLP has issued their report dated February 24, 2010 with respect to the financial statements as of and for each of the years in the two year period ended December 31, 2009 and cumulative from inception (August 5, 1988) to December 31, 2009 and internal control over financial reporting as of December 31, 2009 included in the Annual Report on Form 10-K for year ended December 31, 2010 of Delcath Systems, Inc., which are incorporated by reference in this Registration Statement, as amended. We, Grant Thornton LLP as successor to the practice of CCR LLP, consent to the incorporation by reference in the Registration Statement, as amended, of the aforementioned report, and to the use of our names as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Successor to the practice of CCR LLP

Glastonbury, Connecticut

February 6, 2012